Exhibit 99.1

BAM! ENTERTAINMENT, INC. ANNOUNCES NASDAQ DELISTING NOTICE AND PLANS APPEAL

BAM! Entertainment, Inc. (NASDAQ: BFUN) (the “Company”) announced that on February 10, 2004, it received a letter from the Nasdaq Listing Qualifications Department indicating that the Company is subject to delisting because of its failure to comply with Marketplace Rule 4320(e)(2)(B), which requires a minimum of (i) $2,500,000 stockholders’ equity or (ii) a market capitalization of $35,000,000 or (iii) net income of $500,000, unless the Company requests a hearing prior to the opening of business on February 17, 2004.

The Company plans to request an oral hearing before the Nasdaq Listing Qualifications Panel to review the determination reached by the Nasdaq Listing Qualifications Department before February 17, 2004. The hearing is expected to be scheduled within 45 days of the filing of the hearing request. Under applicable rules, the hearing request will stay the delisting of the Company’s securities, pending a decision by the Nasdaq Panel. The Company intends to present a plan to the Nasdaq Panel for achieving and sustaining compliance with Marketplace Rule 4320(e)(2)(B), but there can be no assurance the Nasdaq Panel will grant the Company’s request for continued listing. The Company is actively pursuing various strategic alternatives with the goal of allowing it to achieve such compliance. If delisted, the Company would attempt to have its common stock traded in the over-the-counter market via the Electronic Bulletin Board.

About BAM!. Founded in 1999 and based in San Jose, California, BAM! Entertainment, Inc. is a developer, publisher and marketer of interactive entertainment software worldwide. The company develops, obtains, or licenses properties from a wide variety of sources, including global entertainment and media companies, and publishes software for video game systems, wireless devices, and personal computers. More information about BAM! and its products can be found at the company’s web site located at www.bam4fun.com.

This release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment’s business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment’s future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment’s Annual Report on Form 10-K for the year ended June 30, 2003, and its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2003, which are filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

NOTE: BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc.